Exhibit 99.1

Vanda Pharmaceuticals Inc. Proposes Public Offering of Common Stock

WASHINGTON, March 14, 2018 /PRNewswire/ – Vanda Pharmaceuticals Inc. (Vanda) (Nasdaq: VNDA) today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. Vanda also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering. All of the shares in the offering are to be sold by Vanda, with net proceeds to be used for commercial, research and development activities and other general corporate purposes.

Citigroup, Jefferies and Stifel are acting as the joint book-running managers for the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) on July 6, 2015 and declared effective by the SEC on July 21, 2015. A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the preliminary prospectus supplement relating to these securities may also be obtained from: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or telephone: (800) 831-9146 or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of securities of Vanda, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Vanda Pharmaceuticals Inc.

Vanda is a global biopharmaceutical company focused on the development and commercialization of innovative therapies to address high unmet medical needs and improve the lives of patients.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect Vanda’s future operating results and financial position. Such statements, including, but not limited to, those regarding statements about Vanda’s expectations regarding its fundraising efforts, including the successful completion of the public offering, the anticipated use of proceeds from the public offering and the underwriters’ exercise of their option to purchase additional shares, involve known and unknown risks that relate to Vanda’s future events or future financial performance and the actual results could differ materially from those discussed in this communication. Risks and uncertainties that may cause Vanda’s actual results to differ materially from those discussed in this communication can be found in the “Risk Factors” section of Vanda’s Form 10-K, Forms 10-Q and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and Vanda assumes no responsibility to update or revise any forward-looking statements contained in this communication to reflect events, trends or circumstances after the date of this communication.

Company Contact:

Jim Kelly

Executive Vice President and Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com